Exhibit 99.1

Company Letterhead

FOR IMMEDIATE RELEASE	Harbor Global Company Ltd.
One Faneuil Hall Marketplace
Boston, MA 02109

Tel: 617-878-1600
Fax: 617-878-1699

CONTACT: Donald H. Hunter
617-878-1600

HARBOR GLOBAL COMPANY LTD. DECLARES DIVIDEND OF

APPROXIMATELY $4.25 MILLION

Boston, Massachusetts, September 16, 2004. On September 15, 2004, the Board of Directors of Harbor Global Company Ltd. (the “Company”) (OTC BB:HRBGF) declared a dividend of approximately $4.25 million or $.75 cents per share on the Company’s common shares. Pursuant to an Amended and Restated Administration and Liquidation Agreement between the Company and Calypso Management, LLC, Calypso Management LLC will receive a payment equal to approximately 7.9% of such dividend or approximately $0.06 per share. The balance of approximately $0.69 per share will be payable on November 15, 2004 to shareholders of record as of November 5, 2004.

This press release, as well as future oral and written statements of Harbor Global’s management, contain forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on currently available information and management expectations and are subject to substantial risks and uncertainties that could cause actual results to differ materially from the results expressed herein. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statement include, but are not limited to, the following: economic, political and regulatory stability in Russia; the success of Harbor Global’s Russian real estate management and investment management operations; and Harbor Global’s ability to retain key officers and managers. Additional information concerning potential factors that could affect future financial results is detailed from time to time in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission. Harbor Global disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.